Exhibit 23.1

                             Consent of Accountants



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                       CONSENT OF INDEPENDENT ACCOUNTANTS

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We consent to the incorporation by reference in the Prospectus  Supplement dated
December 17, 1996 (to the Prospectus dated December 17, 1996) of CPS Receivables Corp. relating to Asset Backed Certificates, Class A of the CPS Auto Grantor Trust 1996-3 of our report dated January 17, 1996 on our audits of the consolidated financial statements of Financial Security Assurance Inc. and Subsidiaries as of December 31, 1995 and 1994 and for each of the three years in the period ended December 31, 1995. We also consent to the reference to our Firm under the caption "Experts."




                                                     COOPERS & LYBRAND L.L.P.



New York, New York
December 19, 1996